Exhibit 99.1
Pride International, Inc.
Unaudited Pro Forma Consolidated Financial Statements
     The following unaudited pro forma consolidated financial statements are presented to give effect to the disposition of the Latin America Land and E&P Services segments of Pride International, Inc. for $1.0 billion in cash, which closed on August 31, 2007 (“Latin America Land Disposition”).
     The unaudited pro forma consolidated income statement for the year ended December 31, 2006 has been derived from Pride’s consolidated income statement for the year ended December 31, 2006. The unaudited pro forma consolidated income statement should be read together with Pride’s consolidated income statement and the notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006.
     The unaudited pro forma consolidated balance sheet as of June 30, 2007 and the unaudited pro forma consolidated income statement for the six months ended June 30, 2007 have been derived from Pride’s interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and should be read in conjunction with those financial statements, including the notes thereto.
     The unaudited pro forma consolidated financial statements are based on the following assumptions and adjustments:
•	the income statement data presents Pride’s operations as if the Latin America Land Disposition had occurred on January 1, 2006; and

•	the balance sheet data presents Pride’s financial position as if the Latin America Land Disposition had occurred on June 30, 2007.
     The unaudited pro forma consolidated financial statements are presented for illustrative purposes only. The financial results may have been different if the Latin America Land Disposition had occurred as of the dates indicated above. This financial information does not purport to indicate the future results that Pride will experience.

Pride International, Inc.
Pro Forma Consolidated Statements of Operations
Six Months Ended June 30, 2007
(In millions, except per share amounts)

		Less: Latin
	As	America Land
	Reported	Disposition		Pro Forma
REVENUES	$1,503.2	$473.4	(a)	$1,029.8

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	863.4	349.1	(a)	514.3
Depreciation and amortization	155.5	30.1	(a)	125.4
General and administrative, excluding depreciation and amortization	79.8	14.7	(a)	65.1
Gain on sales of assets, net	(9.3)	(0.4	) (a)	(8.9)

	1,089.4	393.5		695.9

EARNINGS FROM OPERATIONS	413.8	79.9		333.9

OTHER INCOME (EXPENSE), NET
Interest expense	(40.9)	(1.0	) (a)	(39.9)
Interest income	1.5	0.6	(a)	0.9
Other income (expense), net	(3.9)	(0.6	) (a)	(3.3)

INCOME FROM CONTINUING OPERATIONS BEFORE	370.5	78.9		291.6
INCOME TAX AND MINORITY INTEREST
INCOME TAXES	(120.2)	(28.0	) (a)	(92.2)
MINORITY INTEREST	(2.5)	—		(2.5)

NET INCOME	$247.8	$50.9		$196.9

EARNINGS PER SHARE:
Basic	$1.50			$1.19
Diluted	$1.41			$1.13

SHARES USED IN PER SHARE CALCULATIONS
Basic	165.0			165.0
Diluted	178.1			178.1

Pride International, Inc.
Pro Forma Consolidated Statements of Operations
Year Ended December 31, 2006
(In millions, except per share amounts)

		Less: Latin
	As	America Land
	Reported	Disposition		Pro Forma
REVENUES	$2,495.4	$824.9	(a)	$1,670.5

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	1,579.2	593.5	(a)	985.7
Depreciation and amortization	269.9	61.4	(a)	208.5
General and administrative, excluding depreciation and amortization	128.9	21.1	(a)	107.8
Impairment charges	3.9	3.4	(a)	0.5
Gain on sales of assets, net	(31.4)	(1.9	) (a)	(29.5)

	1,950.5	677.5		1,273.0

EARNINGS FROM OPERATIONS	544.9	147.4		397.5

OTHER INCOME (EXPENSE), NET
Interest expense	(78.4)	(3.1	) (a)	(75.3)
Interest income	4.8	0.6	(a)	4.2
Other income (expense), net	4.5	8.0	(a)	(3.5)

INCOME FROM CONTINUING OPERATIONS BEFORE	475.8	152.9		322.9
INCOME TAX AND MINORITY INTEREST
INCOME TAXES	(176.4)	(50.9	) (a)	(125.5)
MINORITY INTEREST	(4.1)	—		(4.1)

INCOME FROM CONTINUING OPERATIONS	295.3	102.0		193.3
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	1.2	—		1.2

NET INCOME	$296.5	$102.0		$194.5

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.81			$1.19
Income from discontinued operations	0.01			0.01

Net income	$1.82			$1.19

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.71			$1.13
Income from discontinued operations	0.01			0.01

Net income	$1.72			$1.14

SHARES USED IN PER SHARE CALCULATIONS
Basic	162.8			162.8
Diluted	176.5			176.5

Pride International, Inc. Pro
Forma Consolidated Balance Sheet As
of June 30, 2007
(In millions)

		Less: Latin
	As	America Land
	Reported	Disposition		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$124.8	$1,015.0	(b)	$1,127.8
		(12.0	) (c)
Trade receivables, net	605.9	(249.2	) (c)	356.7
Parts and supplies, net	77.7	(70.4	) (c)	7.3
Deferred income taxes	166.1	(6.4	) (c)	159.7
Prepaid expenses and other current assets	139.7	(30.8	) (c)	108.9

Total current assets	1,114.2	646.2		1,760.4

PROPERTY AND EQUIPMENT	6,000.4	(955.6	) (c)	5,044.8
Less: accumulated depreciation	1,953.9	(568.0	) (c)	1,385.9

Property and equipment, net	4,046.5	(387.6)		3,658.9

Goodwill	68.5	(67.0	) (c)	1.5
Other assets	70.7	(2.0	) (c)	68.7

Total assets	$5,299.9	$189.6		$5,489.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$141.4	$—		$141.4
Accounts payable	168.2	(59.6	) (c)	108.6
Accrued expenses and other current liabilities	385.3	(49.8	) (c)	372.6
		37.1	(d)

Total current liabilities	694.9	(72.3)		622.6
OTHER LONG-TERM LIABILITIES	184.1	(1.5	) (c)	182.6
LONG-TERM DEBT, NET OF CURRENT PORTION	1,149.3	—		1,149.3
DEFERRED INCOME TAXES	333.2	(26.4	) (c)	306.8
MINORITY INTEREST	30.7			30.7
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—		—
Common stock	1.7	—		1.7
Paid-in capital	1,862.7	—		1,862.7
Treasury stock, at cost	(9.8)	—		(9.8)
Retained earnings	1,048.4	289.8	(d)	1,338.2
Accumulated other comprehensive income	4.7	—		4.7

Total stockholders’ equity	2,907.7	289.8		3,197.5

Total liabilities and stockholders’ equity	$5,299.9	$189.6		$5,489.5

Pride International, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Statements
a)	Represents adjustments to remove the historical results of operations of the Latin America Land Disposition and the related income taxes, net of general corporate expenses that will remain with Pride.

b)	Represents cash proceeds of $1.0 billion from the Latin America Land Disposition, plus an estimate of post closing settlements of $15.0 million for working capital and other indemnities. The actual amount of post closing settlements may differ substantially from the amount estimated at June 30, 2007.

c)	Represents the elimination of the net assets subject to the Latin America Land Disposition, which are included in the historical financial results of Pride, net of certain assets and liabilities that are retained by Pride.

d)	Represents the assumed gain associated with the Latin America Land Disposition, which has been calculated as follows (in millions):

Gross proceeds	$1,000.0
Adjusted for:
Post closing settlements	15.0
Net book value of assets disposed	(688.1)
Transaction costs	(36.4)

Pre-tax gain	290.5
Income taxes	0.7

Pro-forma gain on the disposition, net of tax	$289.8

The assumed gain includes certain estimates, which will be revised when actual data is available. The actual gain will depend on the book values of the disposed assets and related liabilities at the closing date. Additionally, the actual gain is subject to final post closing settlements for working capital and other indemnities. The gain has not been reflected in the accompanying pro forma consolidated income statements.